Exhibit 99

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	May 1, 2006
Investor Relations
(859) 572-8684
GENERAL CABLE REPORTS RECORD FIRST QUARTER REVENUE; EPS OF $0.41
HIGHLAND HEIGHTS, KENTUCKY, May 1, 2006 — General Cable Corporation (NYSE: BGC) reported today that revenue for the first quarter was $804.3 million, its highest quarterly revenue ever recorded. Net income for the first quarter of 2006 was $21.4 million compared to $9.0 million in the first quarter of 2005, an increase of 138%. Earnings per share on a diluted per share basis for the first quarter ended March 31, 2006 was $0.41 compared to $0.18 in the first quarter of 2005, an increase of 128%.
First Quarter Highlights
•	Achieved 12th consecutive quarter of positive year-over-year metal-adjusted revenue growth.

•	Increased year-over-year first quarter operating margins approximately 150 basis points, on a metal-adjusted basis.

•	A $6.0 million year-over-year turnaround in North American industrial operating income on the strength of market demand, operating execution and improved pricing.
First Quarter Results
Net sales were up in all reported business segments in the first quarter of 2006 compared to metal-adjusted net sales in the first quarter of 2005. Net sales for the first quarter of 2006 were $804.3 million, an increase of 23.4% versus metal-adjusted net sales in the first quarter of 2005, including $88.6 million of sales attributable to the newly acquired Silec and Beru businesses. Before the impact of these acquisitions, net sales for the first quarter would have been $715.7 million, an increase of 9.8% on a metal-adjusted basis from the first quarter of 2005. This is net of approximately 2 1/2 points of unfavorable foreign exchange fluctuations, primarily attributable to the strength of the dollar against the euro in the first quarter of 2006 compared to the first quarter of 2005. The average price per pound of copper and aluminum increased $0.78 and $0.21, respectively, to $2.25 and $1.15 from the first quarter of 2005 to the first quarter of 2006, and were up $0.22 and $0.16 from the fourth quarter of 2005, respectively.
First quarter 2006 operating income was $42.2 million compared to first quarter 2005 operating income of $24.2 million, an increase of $18.0 million or 74%. Operating earnings as a percent of metal-adjusted net revenues were 5.2% and 3.7% in the first quarter of 2006 and 2005 respectively, an increase of approximately 150 basis points.
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GENERAL CABLE REPORTS RECORD FIRST QUARTER REVENUES

The improvement in operating earnings was driven primarily by increased factory utilization, LEAN enabled proficiency and a reduction in the time required to recover raw material inflation. Factory utilization improved in many segments led by the North American and European energy and industrial/specialty segments. In addition, the restructuring of our North American telecommunications business completed last fall materially improved our cost structure. Meanwhile LEAN, championed by our blackbelt and greenbelt trained leaders is producing meaningful process improvements globally.
“Pricing actions and implementation systems continue to be an area of focus for our management team,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “The market understands the reality of cost increases that are beyond our control and we have successfully continued to shorten the window of exposure to un-recovered raw material and other price inflation for the non-contractual portion of our business. In addition, we continue to work closely with our contractual customers to modify contract language as necessary to ensure that raw material and other price inflation are dealt with equitably.”
Segment Results
The Energy segment metal-adjusted revenues were up 34%, or 16% before the addition of Silec. This increase was led by North American bare aluminum transmission cable growth of 23%, as measured by metal pounds sold, as interconnection project activity increased. Operating income in the Energy segment was up $6.2 million, and operating margin improved 65 basis points from the first quarter of 2005, primarily as a result of the additional leverage of our fixed costs on incremental volume, recovery of raw material price inflation, and increased spot market pricing. This result includes approximately $41 million in Silec revenues which were dilutive to the overall operating margin percentage but should improve over time through enhanced information systems, marketing and manufacturing synergies, and the implementation of LEAN initiatives.
Industrial & Specialty cables metal-adjusted revenue was up 23%, or 8% before the impact of both acquisitions, due to strong demand, particularly in North America driven by marine, mining, oil and gas exploration and production products as well as portable power cables and cords. Pricing actions in Europe during the last several months of 2005 allowed us to recapture raw material inflation and contributed nicely to the growth in operating earnings in the first quarter of 2006. Operating earnings for the first quarter were $19.9 million, up $10.7 million or 116% from the first quarter of 2005 and resulted in an improvement in operating margins of 240 basis points to 5.6%. This result includes approximately $43 million in acquired revenues which were marginally profitable.
Communication cables segment revenues increased 7%, led by a 22% increase in enterprise networking cable sales in North America. This is a continuation of the mix shift to high performance, value-added, networking cables that also drove 20% growth in 2005. Partially offsetting these increases were continued lower unit demand for outside plant telecommunications cables. Demand trends from the traditional regional bell operating companies (RBOC’s) are mixed and dependent on the selected strategy for their broadband rollout. Those favoring a copper/fiber hybrid model have been showing signs of demand strength, while those taking a fiber to the home strategy continue to show weakness in demand for copper telephone cables. Nevertheless, we continue to see improved pricing in the spot market which has historically been a good leading indicator for contractual pricing which is now showing signs of improvement. Despite this slight decline in outside plant telecommunications revenues, overall segment operating earnings were up 41% to $3.8 million, and operating margins have improved by 60 basis points over the first quarter of 2005 to 2.5%
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GENERAL CABLE REPORTS RECORD FIRST QUARTER REVENUES

The Company’s effective tax rate for the first quarter of 2006 was 36%; lower than the statutory rate, due principally to a true up of Mexican deferred taxes of approximately $0.5 million. We currently estimate that our effective tax rate for 2006 should approximate 37%.
Preferred Stock Dividend
In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on May 24, 2006 to preferred stockholders of record as of the close of business on April 30, 2006. The Company expects the quarterly dividend payment to approximate $0.1 million.
Second Quarter 2006 Outlook
Commenting on the outlook for the second quarter of 2006, Kenny said, “While it is difficult to determine the exact impact, the mild winter in North America likely contributed to a level of demand in the first quarter ahead of what we expected. Some of this was certainly an acceleration of projects into the first quarter that had been planned for later in the year. However, we have not seen an increase in customer inventories and booking activity across all of our served markets continues to be robust. We are experiencing strong demand in nearly all of our served markets, especially for products supporting non-residential industrial, oil, gas, and petrochemical (OGP), traditional and alternative energy and enterprise networking products from our customers in North America and Europe. Quoting activity for energy transmission projects appears to be picking up as well. New contracts for underground high voltage and extra high voltage projects are being booked nine to 12 months out at pricing well ahead of current project prices, helping set the stage for improving margins at Silec going into 2007,” Kenny said.
“Over the last several weeks metal prices have increased substantially. In addition, we expect aluminum and copper rod supplies used in the cable manufacturing process to be very tight globally due to seasonality as well as production and transportation problems within the refining industry. The recent and rapid increase yet again in raw material costs and therefore higher working capital requirements are squeezing manufacturers, wholesalers and contractors. While we will continue to work openly and fairly with our customers on these issues, we are committed to full recovery as soon as possible and to fully hedge firm future deliveries on a non-cancelable basis. The continued fund interest in metals and other commodities has created extreme volatility well beyond that inherent in historical supply/demand and price correlations. As a result, the current copper price of about $3.40 per pound is well beyond the historical equilibrium point of less than $1.00 per pound. Aluminum is also trading about $0.50 per pound above its historical average. What the new equilibrium prices will be remains unclear, however both metals, particularly copper, suffer from a decade of underinvestment in mine development and limited new deposits,” Kenny continued.
“As always, we expect our LEAN enabled productivity initiatives, customer integration, and strategic relationships with key suppliers to help mitigate the substantial headwind we are facing with the recent run-up in metals pricing. April copper averaged about $2.97 per pound while aluminum averaged about $1.25 per pound. Despite extraordinary metals inflation, earnings per share should approximate $0.40 to $0.45 on a diluted per share basis on revenues of between $820 million to $840 million compared to second quarter 2005 adjusted earnings per share of $0.27. This continuing trend of increasing quarter over quarter earnings highlights the ongoing strength of our business model and the markets in which we participate,” Kenny concluded.
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GENERAL CABLE REPORTS RECORD FIRST QUARTER REVENUES

General Cable will discuss first quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, May 2. For more information please see our website at www.generalcable.com.
With over $3 billion of annualized revenues and 7,000 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.generalcable.com.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006, as well as periodic reports filed with the Commission.
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TABLES TO FOLLOW
Release No. 0506
5/01/06

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 31,	April 1,
	2006	2005
Net sales	$804.3	$554.2

Cost of sales	706.7	486.8

Total Cost of Sales	706.7	486.8

Gross profit	97.6	67.4

Selling, general and administrative expenses	55.4	43.2

Operating income	42.2	24.2

Other income (expense)	0.8	(0.1)

Interest income (expense):
Interest expense	(10.1)	(10.3)
Interest income	0.5	0.4

	(9.6)	(9.9)

Income before income taxes	33.4	14.2

Income tax provision	(12.0)	(5.2)

Net income	21.4	9.0

Less: preferred stock dividends	(0.1)	(1.5)

Net income applicable to common shareholders	$21.3	$7.5

Earnings per share

Earnings per common share	$0.43	$0.19

Weighted average common shares	50.0	39.2

Earnings per common share-assuming dilution	$0.41	$0.18

Weighted average common shares-assuming dilution	51.6	50.7

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	March 31,	April 1,
	2006	2005
Revenues (as reported)
Energy Segment	$300.1	$196.5
Industrial & Specialty Segment	354.2	241.2
Communications Segment	150.0	116.5

Total	$804.3	$554.2

Revenues (metal adjusted)
Energy Segment	$300.1	$223.3
Industrial & Specialty Segment	354.2	288.6
Communications Segment	150.0	139.8

Total	$804.3	$651.7

Metal Pounds Sold
Energy Segment	89.5	70.6
Industrial & Specialty Segment	80.3	60.4
Communications Segment	31.8	29.5

Total	201.6	160.5

Operating Income
Energy Segment	$18.5	$12.3
Industrial & Specialty Segment	19.9	9.2
Communications Segment	3.8	2.7

Subtotal	42.2	24.2
Corporate	—	—

Total	$42.2	$24.2

Return on Metal Adjusted Sales
Energy Segment	6.2%	5.5%
Industrial & Specialty Segment	5.6%	3.2%
Communications Segment	2.5%	1.9%
Total Company	5.2%	3.7%

Capital Expenditures
Energy Segment	$3.4	$3.2
Industrial & Specialty Segment	3.4	2.8
Communications Segment	1.2	1.2

Total	$8.0	$7.2

Depreciation & Amortization
Energy Segment	$4.7	$1.9
Industrial & Specialty Segment	4.5	3.0
Communications Segment	3.3	4.1

Subtotal	12.5	9.0
Corporate	—	—

Total	$12.5	$9.0

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current Assets:
Cash	$63.0	$72.2
Receivables, net of allowances of $10.8 million at March 31, 2006 and $8.6 million at December 31, 2005	639.3	542.9
Inventories	383.6	363.9
Deferred income taxes	41.9	41.9
Prepaid expenses and other	46.6	48.6

Total current assets	1,174.4	1,069.5

Property, plant and equipment, net	367.9	366.4
Deferred income taxes	49.3	52.5
Other non-current assets	35.5	34.8

Total assets	$1,627.1	$1,523.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$538.1	$472.3
Accrued liabilities	189.7	212.2
Current portion of long-term debt	7.1	6.4

Total current liabilities	734.9	690.9

Long-term debt	465.2	445.2
Deferred income taxes	12.9	13.4
Other liabilities	88.7	80.4

Total liabilities	1,301.7	1,229.9

Shareholders’ Equity:
Redeemable convertible preferred stock, March 31, 2006 - 101,949 outstanding shares December 31, 2005 - 129,916 outstanding shares (liquidation preference of $50.00 per share)	5.1	6.5
Common stock, $0.01 par value, issued and outstanding shares:
March 31, 2006 - 50,425,943 (net of 4,991,105 treasury shares) December 31, 2005 - 49,520,209 (net of 4,968,755 treasury shares)	0.5	0.5
Additional paid-in capital	249.9	246.3
Treasury stock	(52.7)	(52.2)
Retained earnings	125.1	103.8
Accumulated other comprehensive income	(2.5)	(6.8)
Other shareholders’ equity	—	(4.8)

Total shareholders’ equity	325.4	293.3

Total liabilities and shareholders’ equity	$1,627.1	$1,523.2